Exhibit 10.4

FIRST AMENDMENT TO

CHANGE IN CONTROL SEVERANCE PAY AGREEMENT

This First Amendment to Change in Control Severance Pay Agreement (the “Amendment”) is made and entered into as of August 16, 2009, by and between Goldleaf Financial Solutions, Inc. (“Company”), and Dan Owens (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee and Company previously entered into an Amended and Restated Change in Control Severance Pay Agreement dated May 13, 2009 (the “Agreement”);

WHEREAS, Company is contemplating a merger with a wholly-owned subsidiary of Jack Henry & Associates, Inc. (“JKH”) and (the “JKH Merger”);

WHEREAS; the Board of Directors of Company has requested and Employee has agreed to a reduction in certain amounts payable to Employee in connection with the JKH Merger in order to directly increase the merger consideration payable to shareholders of the Company by an equivalent amount; and

WHEREAS, as a condition precedent to such increase, JKH has required the execution of this Amendment by Employee.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Section 1.A of the Agreement is hereby amended by adding the following final sentence: “Notwithstanding the foregoing, in the event of the closing of the JKH Merger, upon a termination of Employee’s employment by either party within 12 months of the Closing of the JKH Merger, in lieu of and in full satisfaction of the payments specified in this Section 1.A. of the Agreement, Employee hereby agrees to receive an amount equal to $211,600 plus any earned but unpaid base salary, unpaid incentive compensation from prior years, and accrued vacation.  Such amount, if it becomes payable, shall be paid at the Closing of the JKH Merger if notice of termination of employment is delivered by either JKH or Employee at least two weeks prior to Closing, or therafter  upon the date of termination by either JKH or Employee following not less than two weeks notice of termination.”

2.             Employee acknowledges that he is not entitled to any unpaid incentive compensation from prior years.

3.             Except as expressly amended hereby, the terms of the Agreement are unmodified and remain in full force and effect. The parties agree that the reduction in amounts payable in connection with the JKH Merger shall not operate as a waiver of Employee’s payment rights in connection with any other transaction or event.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Goldleaf Financial Solutions, Inc.		/s/ Dan Owens
Dan Owens

By:	/s/ Lynn Boggs

Title	CEO